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                                                                    Exhibit 22.1



                  SUBSIDIARIES OF QUINTEL ENTERTAINMENT, INC.

                                                State of Incorporation
     Subsidiary                                     or Organization
     ----------                                 -----------------------

1.   Calling Card Company, Inc.                         New York

2.   New Lauderdale L.C.                                Florida

3.   N.L. Corp.                                         Delaware

4.   Quintel Cellular, L.L.C.                           Delaware

5.   Quintel Hair Products, Inc.                        Delaware

6.   Quintel LaBuick Products, L.L.C.                   Delaware

7.   Quintel Products, Inc.                             Delaware

8.   Quintelco, Inc.                                    Delaware